UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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COMTECH TELECOMMUNICATIONS CORP.
(Name of Registrant as Specified in Its Charter)

OUTERBRIDGE PARTNERS, LP

OUTERBRIDGE CAPITAL MANAGEMENT, LLC

OUTERBRIDGE PARTNERS GP, LLC

OUTERBRIDGE BARTLEBY FUND, LP

OUTERBRIDGE BARTLEBY GP, LLC

RORY WALLACE

WENDI B. CARPENTER

SIDNEY E. FUCHS

JONATHAN D. WACKROW

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Outerbridge Capital Management, LLC, together with the other participants named herein (collectively, “Outerbridge”), has filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of a slate of highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

On October 25, 2021, Outerbridge issued the following press release and open letter to the Board of Directors of the Company:

Outerbridge Sends Letter to Comtech Board Criticizing Dilutive Entrenchment Maneuver

Believes Grant of Preferred Convertible Stock to White Hat and Magnetar Severely Dilutes Shareholders and is a Blatant and Expensive Ploy to Buy Votes Ahead of Proxy Fight

Urges Comtech to Pursue Robust Strategic Review of Options to Enhance Shareholder Value – Including Potential Sale of Company or of Non-Core Assets

In Outerbridge’s View, Refreshed Board is Desperately Needed, and Nominees Wendi Carpenter, Sidney Fuchs, and Jonathan Wackrow Have the Necessary Experience, Track Records, and Integrity to Help Company Deliver Value for Shareholders

NEW YORK – October 25, 2021 – Outerbridge Capital Management, LLC, a beneficial owner of approximately 4.95% of Comtech Telecommunications Corp.’s (NASDAQ: CMTL) (“Comtech” or the “Company”) outstanding shares of common stock, today sent a letter to the Company’s Board of Directors regarding Comtech’s announcement of a $100 million investment from White Hat Capital Partners LP and Magnetar Capital LLC.

The full text of the letter is below.

October 25, 2021

Board of Directors

Comtech Telecommunications Corp.

68 South Service Road, Suite 230

Melville, New York 11747

Dear Members of the Board:

Outerbridge Capital Management, LLC, together with its affiliates (collectively, “Outerbridge” or “we”), beneficially owns approximately 4.95% of the outstanding shares of common stock of Comtech Telecommunications Corp. (NASDAQ: CMTL) (“Comtech” or the “Company”), making us one of the Company’s largest shareholders.

As you are aware, we have been attempting over the past four months to engage constructively with the Company’s Board of Directors (the “Board”) to reach a mutually agreeable resolution that addresses our key concerns. These include Comtech’s substantial underperformance, lack of operational and industry expertise on the Board, questionable capital allocation decisions, failed M&A strategy, unconvincing executive succession planning, and poor corporate governance practices. Unfortunately, our attempts at collaborative engagement have been met with delays, misrepresentations, and recalcitrance.

Making matters worse, the Company has now brazenly decided to issue up to $125 million of votable, dilutive convertible preferred equity to White Hat Capital Partners LP (“White Hat”) and Magnetar Capital LLC (“Magnetar”) at no premium to the pre-announcement market price and with a hefty 6.5% coupon attached (the “Dilutive Transaction”). The Company’s press release announcing the Dilutive Transaction, which was full of platitudes and more of the same empty promises the Company has been making to investors for years, attempted to mask the reality that the market knows to be true: this Dilutive Transaction is nothing more than a blatant maneuver to entrench the current Board and management. It accomplishes this aim by diluting the voices and votes of common shareholders who have suffered through years of underperformance by placing more than 13% of the vote in the hands of new preferred investors who will undoubtedly support the incumbent Board.

The Dilutive Transaction is a terrible deal for all Comtech shareholders other than White Hat and Magnetar. First, it sacrifices shareholder value as a consequence of the Board’s unceasing efforts to thwart independent governance, effective management oversight, shareholder representation, and relevant industry expertise from gaining the merest toehold in the Company’s boardroom. And, further, it dilutes existing investors by more than 15%, as Magnetar and White Hat will own 13.5% of Comtech’s outstanding shares, while burdening the Company with an astonishingly high cost of capital relative to alternative financing sources.

The cumulative 8% decline in Comtech’s share price in response to the announcement clearly demonstrates that shareholders are unhappy. In less than a month, the Board’s decisions to appoint current Comtech President and COO Michael Porcelain, a 20-year executive of Comtech with a long history of poor performance, as the Company’s next CEO, and the announcement of the Dilutive Transaction, have destroyed more than $83 million of shareholder value.

When coupled with years of financial, operational, and stock price underperformance, as well as other significant governance deficiencies, this Dilutive Transaction is clear evidence that urgent change is needed on the Board, with new directors who have operational and industry expertise and who are committed to representing the best interests of all Comtech shareholders.

Not only will White Hat and Magnetar shares be votable at the 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”), but they come with a voting agreement guaranteeing support for the Company’s nominees in subsequent years. Considering that White Hat nominee Mark Quinlan is quoted speaking obsequiously about Comtech’s management and Board in the joint press release announcing the transaction, it is not hard to read between the lines that the preferred holders will be highly likely to support the entrenched Board this year as well. We believe any rational observer can see this deal for what it is: a blatant “vote-buying” scheme with no bona fide purpose other than to entrench the incumbent Board in the face of a looming proxy contest with Outerbridge and amid a mounting wave of shareholder discontent.

This Dilutive Transaction further underscores our serious doubts about the Board’s willingness to govern Comtech for the benefit of its public shareholders, or to oversee financial transactions and capital allocation with even a basic level of competency. This is particularly galling since five of the seven directors Comtech has appointed to its Board list their primary field of expertise as finance or accounting and should thus be well versed in fiduciary standards and financial principles. Surely one need not be a financial expert to understand that if the Board was willing to give away 13.5% of the Company via a high coupon preferred equity offering at no premium, it should also have explored a whole or partial sale of the Company to unlock unrealized value. And, if a financing was truly the best course of action, shareholders should seriously question whether the Company undertook a comprehensive review process, including whether other investors were contacted for a market check or whether alternative offers were explored. In fact, we know the process was not exhaustive. At a minimum, Outerbridge and many other large existing Comtech shareholders were never contacted about providing capital, nor were certain other sources of low-cost capital and potential strategic acquirers.

Shareholders should further consider the following facts when evaluating the Board’s dubious actions:

•	Unlike in similar convertible transactions that often carry conversion premiums of between 20% and 50% to market prices, here there was no premium to market prices associated with the initial $100 million of convertible preferred stock purchased by the investing parties. The absence of a premium is particularly egregious and puzzling given that it undermines management’s own perceived undervaluation of the stock, as Mr. Porcelain himself stated just months ago that “I think the one thing we all agree on is that the stock is undervalued and should be trading in the $40s.”[1]

•	The 6.5% coupon attached is excessive as it is almost 3x the 2.4% current cash borrowing rate under the existing $550 million Credit Facility, of which $201 million is outstanding, leaving $350 million uncommitted and available for use.[2]

•	Outerbridge knows first-hand of multiple parties that were not contacted in the sham “process” to solicit the White Hat/Magnetar investment. Our belief is that these parties, which include a large strategic with a history of successfully executing on large M&A transactions and with synergistic assets in Comtech’s markets, could have ultimately entered into a financing or acquisition of Comtech in whole or in part on much more advantageous terms to common shareholders.

•	Comtech’s stated use of proceeds for the $100 million of initial capital raised are vague and, we believe, contrary to the wishes of its shareholders who do not trust management or the Board to carry out more M&A and would prefer to see a sharpened focus on execution, enhanced financial reporting, and a convincing strategic plan. It comes as a further surprise given the Company’s recent public filings, which clearly state that Comtech did not need the capital: “Based on our anticipated level of future sales and operating income, we believe that our existing cash and cash equivalent balances, our cash generated from operating activities and amounts potentially available under our Credit Facility will be sufficient to meet both our currently anticipated short-term and long-term operating cash requirements.”[3]

•	In addition to lucrative financing terms, this Dilutive Transaction also gives White Hat and Magnetar a seat on the Board. Rather than adding a candidate with operational or industry expertise, which is sorely needed in the boardroom, the Board has agreed to appoint White Hat’s Mark Quinlan, another director with a financial or accounting background. Over the course of its engagement with Comtech, Outerbridge introduced to the Board five director candidates, all of whom were completely independent of our firm, boasted proven track records of success in their respective fields, and would have brought relevant industry expertise, skills, insights, and leadership ability to the Board. Rather than engage with Outerbridge in good faith to enhance value for its shareholders, the Board for months eschewed honest negotiation in favor of transparent delay tactics and gamesmanship as it pursued this wantonly destructive transaction and the non-additive elevation of Messrs. Porcelain and Quinlan to the Board.

1 Singular Research Summer Solstice, June 24, 2021.

2 Comtech Form 10-K, October 4, 2021, https://www.sec.gov/ix?doc=/Archives/edgar/data/23197/000002319721000082/cmtl-20210731.htm.

3Comtech Form 10-K, October 4, 2021, https://www.sec.gov/ix?doc=/Archives/edgar/data/23197/000002319721000082/cmtl-20210731.htm.

•	Additionally, based on the Company’s filings, it appears that only the holders of preferred shares will have the opportunity to vote on Mr. Quinlan’s candidacy at annual meetings of stockholders – meaning that common shareholders will have no voting input on his election. This adds insult to injury from a governance perspective, guaranteeing the preferred holders a seat on the Board and the ability to influence the election of all other directors.

Given the Company’s track record of making value-destructive acquisitions, together with the apparent lack of any bona fide business purpose for the transaction, Outerbridge believes it is quite transparent that management and the Board’s goal in completing the Dilutive Transaction was simply to substitute common shareholders willing to challenge the status quo with supportive preferred investors who were given a seat on the Board.

Rather than pursue value-destructive transactions, Comtech should issue a broad mandate to a new financial advisor to undertake a robust and bona fide strategic review with the goal of enhancing shareholder value rather than entrenching management and the Board. At a bare minimum, this review should involve actually contacting potential suitors for the Company in addition to evaluating divisional or non-core asset sales. This path would be in the best interests of all shareholders.

Unfortunately, the Board has repeatedly shown an unwillingness to act in the best interest of all Comtech shareholders. This most recent Dilutive Transaction is merely a capstone to the Board’s bad faith efforts and it is now clearer than ever that real change in the boardroom is urgently required to address the deep-seated issues that led both to this Dilutive Transaction and to the twenty years of poor performance at the Company. We believe that Outerbridge’s highly qualified nominees – Wendi Carpenter, Sidney Fuchs, and Jonathan Wackrow – have the industry experience, proven track records, and, most importantly, the integrity to help guide Comtech, restore honor to its boardroom, and deliver value to its shareholders. We look forward to continuing to engage with Comtech’s common shareholders on ways to enhance value for the rightful owners of the Company.

Sincerely,

/s/ Rory Wallace
Rory Wallace
Chief Investment Officer

About Outerbridge Capital Management, LLC

Outerbridge Capital Management, LLC is a New York-based investment adviser that typically invests across the technology and technology-impacted sectors. As part of its investment process, Outerbridge regularly conducts significant due diligence on its portfolio companies and engages constructively with both management teams and boards where appropriate.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Outerbridge Partners, LP (“Outerbridge Partners”) and the other Participants (as defined below) have filed a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of highly qualified director nominees at the 2021 annual meeting of stockholders of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

OUTERBRIDGE PARTNERS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Outerbridge Partners, Outerbridge Partners GP, LLC (“Outerbridge GP”), Outerbridge Bartleby Fund, LP (“Outerbridge Bartleby Fund”), Outerbridge Bartleby GP, LLC (“Outerbridge Bartleby GP”), Outerbridge Capital Management, LLC (“Outerbridge Capital”), Rory Wallace, Wendi B. Carpenter, Sidney E. Fuchs, and Jonathan D. Wackrow (collectively, the “Participants”).

As of the date hereof, Outerbridge Partners beneficially owns directly 599,750 shares of common stock, $0.10 par value per share, of the Company (the “Common Stock”), including 515,000 shares underlying certain call options currently exercisable. Outerbridge GP, as the general partner of Outerbridge Partners, may be deemed to beneficially own the 599,750 shares of Common Stock directly owned by Outerbridge Partners. Outerbridge Bartleby Fund beneficially owns directly 43,200 shares of Common Stock. Outerbridge Bartleby GP, as the general partner of Outerbridge Bartleby Fund, may be deemed to beneficially own the 43,200 shares of Common Stock directly owned by Outerbridge Bartleby Fund. Outerbridge Capital, as the investment manager of Outerbridge Partners, Outerbridge Bartleby Fund, and certain managed accounts (the “Accounts”), may be deemed to beneficially own the 599,750 shares of Common Stock directly owned by Outerbridge Partners, the 43,200 shares of Common Stock directly owned by Outerbridge Bartleby Fund, and the 671,080 shares of Common Stock held in the Accounts. Mr. Wallace, as the managing member of Outerbridge Capital, Outerbridge GP, and Outerbridge Bartleby GP, may be deemed to beneficially own the 599,750 shares of Common Stock directly owned by Outerbridge Partners, the 43,200 shares of Common Stock directly owned by Outerbridge Bartleby Fund, and an additional 671,080 shares of Common Stock held in the Accounts.

Investor contact:

Rory Wallace

Chief Investment Officer

Outerbridge Capital Management, LLC

(347) 493-0350

rory@outerbridgecapital.com

info@outerbridgecapital.com

OR

Harkins Kovler, LLC

Jordan Kovler / Rahsaan Wareham

(212) 468-5384 / (212) 468-5380

jkovler@harkinskovler.com / rwareham@harkinskovler.com

Media contact:

Sloane & Company

Dan Zacchei / Joe Germani

dzacchei@sloanepr.com / jgermani@sloanepr.com